Exhibit 21
Nabors Industries, Ltd. and Subsidiaries
Significant Subsidiaries

Subsidiary

Nabors Drilling Canada ULC
Nabors Drilling International Ltd
Nabors Drilling International II Ltd
Nabors Drilling USA, LP
Nabors Drilling Limited (Canada)
Nabors Holding Company
Nabors Industries Inc.
Nabors International Finance Inc
Nabors International Holdings Ltd
Nabors Malta Holding Company Ltd.
Nabors International Management Ltd
Nabors Canada
Ryan Energy Technologies Inc.
Oak Leaf Investments Inc
Nabors Diamond Holdings, Inc
Nabors Well Services Co
Yellow Deer Investments Corp
Nabors Global Holdings Ltd
Nabors Hungary Kft
Maple Leaf Holdings Ltd.
Ramshorn Investments, Inc.
Nabors Blue Shield Ltd.